QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
Tier Technologies, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-42082, 333-47259, 333-77051) on Form S-8 of Tier Technologies, Inc., of our report dated January 22, 2002, with respect to the balance sheets of Official Payments Corporation as of December 31, 2001 and 2000, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the Form 8-K/A of Tier Technologies, Inc., dated July 25, 2002.

/s/ KPMG LLP

New York, NY
October 7, 2002

QuickLinks

  Exhibit 23.1
Independent Auditors' Consent